Dated February 9, 2007
Filed Pursuant to Rule 433
Registration Statement No. 333-132201

10 NC 2-year US MTN Note
Final Terms and Conditions

Summary Terms

Issuer:
Toyota Motor Credit Corporation ("TMCC") (Aaa/AAA)

Underwriter:
Deutsche Bank Securities Inc. ("DBSI")

Documentation:
US MTN Program

Denominations:
10,000 x 1,000

Launch Date:
February 9, 2007

Settlement Date:
February 16, 2007

Maturity Date:
February 17, 2017

Issue Size:
USD 50,000,000 (may be increased prior to Settlement Date)

Issue Price:
100.00%

Proceeds:
100.00% (100% of issue size equals USD 50,000,000)

Re-offer Price:
100.00%

Coupon:
5.750%

Payment Dates:
Interest on the Notes will be payable on August 17, 2007 and semi-annually thereafter on February 17 and August 17

Call Feature:
The Notes will be callable in whole at par on February 17, 2009 and semi-annually thereafter on August 17 and February 17

Call Notification:
10 calendar days notification on the Notes

Daycount Fraction:
30 / 360, following unadjusted

Governing Law:
New York

CUSIP:
89233PC46

Business Days:
New York


The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.

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